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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 NEOPHARM, INC.

     The undersigned, James M. Hussey, hereby certifies that he is the duly elected and acting president and chief executive officer of the corporation and further certifies the following:

     The name of the corporation is Neopharm, Inc. The corporation was originally incorporated on June 15, 1990, under the name Oncomed Inc., pursuant to the General Corporation Law.

     The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

     FIRST: The name of the Corporation is NEOPHARM, INC.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: This corporation is authorized to issue Twenty-Five Million (25,000,000) shares of Common Stock with a par value of $0.0002145 per share.

     FIFTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation so provide.

     SIXTH: At all elections for directors, every registered owner of shares entitled to vote may vote in person or by proxy and shall have one vote for each such share standing in his name on the books of the Corporation.


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     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation, subject to restrictions imposed under any applicable stockholder agreement.

     NINTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with and to the fullest extent authorized by the General Corporation Law of Delaware as it may be in effect from time to time.

     TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.


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     Any repeal or modification of this Article Tenth by the stockholders of the
Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                     * * *

     The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law. Said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.


     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and acknowledged as true and correct by the undersigned this 29th day of August, 2000.

NEOPHARM, INC.



/s/ James M. Hussey
---------------------------------------
James M. Hussey,
President and Chief Executive Officer





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